Exhibit 99.1

NEWS RELEASE
March 2, 2005	Contact:	Scott R. Royster, EVP & CFO
FOR IMMEDIATE RELEASE		301-429-2642

RADIO ONE, INC. COMPLETES ACQUISITION OF

CONTROLLING INTEREST IN REACH MEDIA, INC.

Washington, DC - Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) announced today that it has completed the acquisition of 51% of the common stock of Reach Media, Inc. (“Reach”) for approximately $55.8 million in a combination of approximately $30.4 million of cash and 1,809,648 shares of Radio One Class D common stock. Reach was founded in 2003 by Tom Joyner, its Chairman, and David Kantor, its CEO, to operate the Tom Joyner Morning Show (“TJMS”) and related businesses. The TJMS had previously been syndicated by ABC Radio Networks. Mr. Joyner, known as the “hardest working man in radio,” is one of the nation’s leading radio personalities, who received the National Association of Broadcasting’s prestigious Marconi Award for 2004 as the syndicated radio personality of the year.

The TJMS, reaching over eight million listeners every week, is broadcast on over 115 affiliate stations across the United States and is the top morning show in many of the markets in which it is broadcast. Reach also operates various other businesses associated with Tom Joyner including the Tom Joyner Sky Show, a live remote broadcast of the radio show in cities around the country, the Tom Joyner Family Reunion and various other special event-related businesses. Additionally, Reach operates one of the leading African-American targeted Internet destinations, www.BlackAmericaWeb.com and airs a television program on the TV One cable network.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC, an African-American targeted cable network, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio.

Reach Media, founded by radio personality, philanthropist and entrepreneur Tom Joyner, is a multi-media company formed in January 2003 as the parent company of The Tom Joyner Morning Show and several other businesses that target African-Americans through radio, television, event production, and the Internet. Reach’s website, www.BlackAmericaWeb.com, has more than 800,000 members, and is a virtual town square for visitors to get daily news, play games, search for jobs and listen to The Tom Joyner Morning Show online.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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